Exhibit 10.4

Form of Director Appointment Letter

[                           ]

[                    ], 2019

RE: Armata Pharmaceuticals, Inc., a Washington Corporation (the “Company”)

Dear [                           ],

I am writing to you on behalf of the board of directors of the Company to confirm arrangements with regard to the terms of appointment to office as a director of the Company from the date of this letter (this “Letter”).

1.	Definitions

For the purposes of this Letter, the following words or expressions shall have the following meanings respectively:

“Board”	means the board of directors of the Company, including any committee of the Board duly constituted by it;

“Businesses”

means:

(a)          the business of the research, development, design, production, manufacturing, marketing, sale, distribution and other commercial activities of any Group Company in relation to the Group’s proprietary and/or licensed technology concerning the development of bacteriophage therapeutics; and

(b)          any other business that any Group Company shall at the relevant date:

(i)           be engaged in and with which you shall have been concerned or involved to any material extent at any time during Your Appointment; or

(ii)          have determined to carry on with a view to developing any other biotechnical technology for commercial exploitation in the future and in relation to which determination you shall at the Termination Date possess any material Confidential Business Information;

“Confidential Business”	means all and any Corporate Information, Marketing Information, and Technical Information.

“Information”	Technical Information and other information (whether or not recorded in documentary form or on computer disk or tape) which the Company or any Group Company treats as confidential or in respect of which it owes an obligation of confidentiality to any third party, which is not in the public domain:

(a)          which you shall have acquired or shall hereafter acquire at any time during Your Appointment but which does not form part of your own stock in trade; and

(b)          which is not readily ascertainable to persons not connected with the Company or any Group Company;

“Corporate Information”	means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the business methods, corporate plans, management systems, finances, maturing new business opportunities or research and development projects of the Company or any Group Company;

“Group”	means the Company and its affiliates, including any company that controls, is controlled by, or is under common control with the Company, as defined in Rule 3b-18 of the Securities Exchange Act of 1934, as amended from time to time;

“Group Company”	means a member of the Group and “Group Companies” shall be interpreted accordingly;

“Law”	means the laws of the State of Washington;

“Marketing Information”	means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the marketing or sales of any past, present or future product or service of the Company or any Group Company including, without limitation, sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of customers and potential customers of and suppliers and potential suppliers to the Company or any Group Company, the nature of their business operations, their requirements for any product or service sold to or purchased by the Company or any Group Company and all confidential aspects of their business relationship with the Company or any Group Company;

“Material Interest”

means:

(a)          the holding of any position as director, officer, employee, consultant, partner, principal or agent;

(b)          the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than five percent (5%) of the issued shares of any company whose shares are listed on any national securities exchange (as defined in Section 3(a)(1) of the Securities Exchange Act of 1934, as amended from time to time), or any similar exchange in jurisdictions outside the United States; or

(c)          the direct or indirect provision of any finance; other than on behalf of any Group Company for the legitimate purposes of that Group Company;

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“Options”	means stock options to acquire shares of the Company’s common stock;

“Technical Information”	means all and any trade secrets, secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information (whether or not recorded in documentary form or on computer disk or tape) relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company;

“Termination Date”	means the date of the termination of Your Appointment; and

“Your Appointment”	means your appointment to and holding of office as a director of the Company as confirmed by this letter.

2.	Duties

2.1	As a director of the Company, you will be expected to exercise the general fiduciary duties and duties of care and loyalty as provided under applicable Law and provide such advice and services as the Board may reasonably require.

2.2	The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to:

2.2.1	provide entrepreneurial leadership of the Company within a framework of prudent and effective controls, which enable risk to be assessed and managed;

2.2.2	set the Group’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives and review management performance; and

2.2.3	set the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

2.3	In your role as a non-executive director, you shall be required to:

2.3.1	constructively challenge and contribute to the development of the Group’s strategy;

2.3.2	scrutinize the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

2.3.3	satisfy yourself that financial information is accurate and that financial controls and systems of risk management are appropriate, robust and defensible;

2.3.4	endeavor to attend all meetings of the Board and the annual and all other meetings of the shareholders of the Company;

2.3.5	at all times comply with the certificate of incorporation and bylaws of the Company, each as the same may be amended or restated from time to time;

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2.3.6	abide by your fiduciary duties as a director of the Company;

2.3.7	diligently perform your duties;

2.3.8	immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any other employee or director of the Company of which you become aware to the Chairman of the Company; and

2.3.9	comply with the terms of the Armata Pharmaceuticals, Inc. Code of Business Conduct and Ethics adopted by the Board (a copy of which is enclosed herewith) and any other code of practice, policies and guidelines issued by the Company from time to time relating to dealing in the Company’s securities.

2.4	In addition, your duties require that you shall:

2.4.1	promote the highest standards of integrity, probity and corporate governance throughout the Company, particularly at the Board level;

2.4.2	use your best endeavors to ensure that the Board receives accurate, timely and clear information;

2.4.3	use your best endeavors to ensure effective communication with shareholders;

2.4.4	use your best endeavors to facilitate the effective contribution of non-executive directors and to ensure constructive relations are maintained between the executive and non-executive directors;

2.4.5	ensure that the performance of the Chief Executive Officer (and of any other executive director(s) from time to time) is evaluated at least once a year; and

2.4.6	at the request of the Company, serve on committees of the Board as shall be agreed between you and the Chairman of the Board.

3.	Time Commitment

You shall work such hours per week over the term of Your Appointment as are necessary for the proper performance of your duties as a non-executive director of the Company. You will be required to attend Board meetings, the annual shareholders’ meeting, Board dinners, meetings with non-executive directors and training meetings. Some of these meetings may involve travel. You confirm that you are able to allocate sufficient time to the Company to discharge your responsibilities effectively and should obtain the agreement of the Chairman of the Board prior to accepting any additional commitments that might affect the time you are able to devote to your role as a director of the company.

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4.	Fees[1]

You will be entitled to certain cash fees in connection with your services as set forth below:

i.	Annual retainer fee	$40,000 in cash
ii.	Annual retainer fee for director acting as Chairman of the Board	$60,000 in cash
iii.	Annual retainer fee for director acting as Chairman of the Compensation Committee	$10,000 in cash
iv.	Annual retainer fee for director acting as Chairman of the Nominating and Corporate Governance Committee	$5,000 in cash
v.	Annual retainer fee for director acting as Chairman of the Audit Committee	$15,000 in cash
vi.	Annual retainer fee for director serving as a member of the Compensation Committee	$5,000 in cash
vii.	Annual retainer fee for director serving as a member of the Nominating and Corporate Governance Committee	$3,000 in cash
viii.	Annual retainer fee for director serving as a member of the Audit Committee	$6,000 in cash

The annual retainer fees are paid on a fiscal year basis and shall be prorated for any partial year of Board service. The fees and the terms prescribing the frequency of payment are subject to change upon the determination of the Compensation Committee of the Board. On termination of your Appointment you will (if applicable) be paid your director’s fee on a pro-rata basis, to the extent unpaid up to the Termination Date.

From time to time, you may be granted stock options under one of the Company’s stock option or stock award plans then in effect. If such options are granted they will be subject to the terms and conditions set forth in such plans.

You will be entitled to participate in any equity compensation program established for non-executive directors beginning in [20__]. You acknowledge that the Company may determine to change any equity compensation program and this Letter shall in no way be deemed to be a guarantee of future equity compensation programs. [You will also be subject to the director’s stock ownership guideline, which requires each director to own Company stock equal to no less than [      ], and you will be given up to [      ] years from the effective date of Your Appointment to reach this threshold; stock options do not count towards this guideline.]

5.	Term of Office

Your Appointment will commence on May 9, 2019 and shall continue unless or until your successor is elected and qualified or until your earlier resignation or removal, subject to the limitations set forth on page 152 of the Definitive Information Statement filed by the Company on Schedule 14A.2 You agree that you will give not less than sixty (60) days’ (or such lesser period if agreed by the Board) prior notice in writing to the Company in the event you wish to resign prior to the expiration of your term or in the event you do not wish to stand for re-election at the Company’s annual meeting of shareholders.

1 Note to Company: How will the number of shares be determined and what will be the conversion price be for the Options?

2 See: https://www.sec.gov/Archives/edgar/data/921114/000114420419018110/tv517046-defm14a.htm

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For the avoidance of doubt, by your counter-signature hereto, you acknowledge that your continuation in office is subject to applicable Law and the certificate of incorporation and bylaws of the Company, each as the same may be amended or restated from time to time. Any term renewal is subject to the review of the Board and re-election at the Company’s annual meeting of shareholders. Notwithstanding any expectations, there is no right to re-nomination by the Board.

On termination of Your Appointment for whatever reason you will promptly return to the Company all documents, records, keys, correspondence or other items in your possession or under your control which relate in any way to the business or affairs of, or are the property of, the Company or any Group, including electronic records, Company and all copies thereof, regardless of the medium upon or in which such copies are stored or held. In addition, you will cease to use the Company’s facilities and cease to hold yourself out as being a director of the Company.

6.	Expenses

The Company shall reimburse you in respect of all reasonable traveling, hotel, entertainment and other out of pocket expenses properly and necessarily incurred by you in or about the performance of your duties under this Agreement, subject to the production (if requested) of any receipts, vouchers and other supporting documentation that the Company shall reasonably require.

7.	Confidentiality

7.1	Both during your service on the Board and after the Termination Date, you agree and will undertake to maintain any and all Confidential Information in strict confidence at all times and you shall not, directly or indirectly, publish, reveal or otherwise disclose or make available any such Confidential Information to any person or entity and will not use Confidential Information for any purpose. Notwithstanding the foregoing, these obligations shall not apply to any Confidential Information that:

7.1.1	is necessary for the proper and effective performance of your duties as a director of the Company and then only with the prior written consent of the Company; and to a person who shall be subject to equivalent, express, written confidentiality obligations to the Company or a Group Company;

7.1.2	to the extent that such information is or (without default on your part) becomes generally available to the public;

7.1.3	to the extent that you shall be required to disclose the same by any applicable law or legally binding order of any court, government, semi-governmental authority, administrative or judicial body, or a legally binding requirement of a stock exchange or regulator; or

7.1.4	to the extent the Company approved such release in a prior written consent.

7.2	If you are required to make a disclosure as contemplated in clause 7.1.3:

7.2.1	you must disclose only the minimum Confidential Business Information required to comply with the applicable law, order or requirement; and

7.2.2	before making such disclosure, you must:

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(a)	give the Company reasonable written notice of:

(i)	the full circumstances of the requirement for disclosure arising; and

(ii)	the Confidential Business Information which you propose to disclose; and

(b)	consult with the Company as to the form of the disclosure.

7.3	By your counter-signature hereto, you acknowledge that:

7.3.1	the Company and each Group Company possess a valuable body of Confidential Business Information;

7.3.2	the Company has given and will continue to give you access to Confidential Business Information in order that you may carry out your duties hereunder;

7.3.3	your duties include, without limitation, a duty of care and a duty of loyalty as provided under applicable Law;

7.3.4	the disclosure of any Confidential Business Information other than as permitted in Clause 7.3 could place the Company and any impacted Group Company at a serious competitive disadvantage and could cause immeasurable (financial and other) damage to the Businesses; and

7.3.5	the obligations of confidentiality assumed under the provisions of this clause 7 are reasonable and necessary for the protection of the Group, the Businesses and the Confidential Business Information.

8.	Other Interests and Restrictions

8.1	It is accepted and acknowledged that you have business interests other than those of the Company and that you have declared any potential conflicts that are apparent at present. If you become aware of any potential conflicts of interest after the date hereof, these should be disclosed to the Chairman of the Company and company secretary as soon as you become aware thereof.

8.2	By your counter-signature hereto, you agree and undertake that, during the term of Your Appointment, you shall not, without the Company’s written permission, assume or hold any Material Interest in any person, firm or company which:

8.2.1	impairs or might reasonably be thought by the Board to impair your ability to act at all times in the best interests of the Company; or

8.2.2	requires or might reasonably be thought by the Board to require you to disclose any Confidential Business Information in order to properly discharge your duties to or to further your interest in such person, firm or company.

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8.3	By your counter-signature hereto, you agree and undertake that you will not, without the Company’s written permission, during the term of Your Appointment and for the period of 12 months after the Termination Date, in any part of the world, whether directly or indirectly:

8.3.1	assume or hold a Material Interest in a business that directly competes with the Company’s business at such time;

8.3.2	solicit, or by any other means induce or seek to induce, any person, firm or company with whom or which any Group Company transacts business (whether as customer, supplier, contractor, licensor, adviser or otherwise in relation to the Business) to cease dealing with such Group Company or to restrict or vary the terms upon which it deals with such Group Company; and

8.3.3	solicit or entice away or employ or engage or seek to entice away from any Group Company any person who is and was at the Termination Date or at any time during the six (6) months prior to the Termination Date a director, scientific adviser, regulatory adviser, bioscience engineer or other scientific, program, product development, marketing, sales, licensing, research and development and/or other senior manager, key salesperson or secretary (if any) assigned to you.

8.4	By your counter-signature hereto, you agree and undertake that you will not at any time after the Termination Date, represent or hold yourself out or permit yourself to be represented or held out by any person, firm or company as being in any way then currently connected with or interested in the Company or any Group Company other than (if such be the case) as the holder of shares, options and/or warrants in the Company.

8.5	By your counter-signature hereto, you agree and confirm that neither this letter, nor your or our actions, past, present or future constitute a contract of employment and no employer-employee relationship exists or will exist between the Company or any member of the Group and you and to indemnify and hold harmless the Company, its directors, officers, employees and assignees harmless from and against any and all demands and/or claims addressed against the Company by you or on your behalf, or any third party, in connection with any alleged employment relationship between the Company and you, or in connection with any liability, obligation, debt or responsibility deriving from such relationship, including by virtue of any agreement, arrangement, statute, extension order, custom or the like.

8.6	Each of the provisions of clauses 8.2, 8.3 and 8.4 and (where applicable) the sub-clauses thereof is independent and severable from the remaining provisions and enforceable accordingly. If any provision of the said clauses/sub-clauses shall be unenforceable for any reason but would be enforceable if part of the wording thereof were deleted, it shall apply with such deletions as may be necessary to make it enforceable.

8.7	You have given the undertakings contained in this clause 8 to the Company itself and to the Company as trustee for the benefit of each Group Company and will, at the request and cost of the Company, promptly enter into direct undertakings with any Group Company which correspond to the undertakings in this clause 8.

8.8	The Company agrees that each Material Interest that you assume or hold as of the date hereof is hereby permitted.

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9.	Indemnification and Insurance

As with all of our directors and executive officers, you and the Company will also enter into, and be afforded indemnity protections pursuant to, the Company’s standard Indemnification Agreement, which we have enclosed with this Letter. The Board has obtained Director’s and Officer’s (D&O) insurance in an amount appropriate for the Company's business on an annual basis (or more frequently as circumstances warrant).

10.	Independent Legal Advice

Occasions may arise when you consider that you will need professional advice in connection with the performance of your duties as a director of the Company and you will be able to consult the Company’s advisors for this purpose. Exceptional circumstances may occur when it may be appropriate for you to seek such advice from independent advisors, at the Company’s expense. In such an event, you should, where reasonably practical and not (in your reasonable judgment) prejudicial to the interests of the Company, consult with the Board or, if you consider appropriate, the non-executive directors, prior to such advice being sought or expense being incurred.

11.	Governing Law and Jurisdiction

This Letter shall be governed by and shall be interpreted in accordance with the laws of the State of Washington, without giving effect to its choice of law legislation. The parties irrevocably submit to the jurisdiction of the state and federal courts of Washington State in relation to all matters arising out of or in connect with this Letter.

On a more personal note, I want to tell you how pleased I am that you are joining the Armata Pharmaceuticals, Inc. Board of Directors. I know that I speak for the other directors in saying that we look forward to your leadership and contributions as a director. I would greatly appreciate if you would confirm your acceptance of the terms of your appointment by signing and returning this Letter.

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With kind regards,

[ ], [ ]

Duly authorized for and on behalf of the Board

I hereby acknowledge the above terms and agree and undertake in the above terms.

Name:

Date

[Signature Page to Director Agreement Letter]